Exhibit 99.1

United Development Funding IV Receives NASDAQ Notification Letter

GRAPEVINE, Texas, March 21, 2016 – United Development Funding IV (“UDF IV” or the “Trust”) (NASDAQ: UDF) announced today that the Trust received a notification letter dated March 17, 2016 from the staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Trust is not in compliance with NASDAQ Listing Rule 5250(c)(1). The Rule requires timely filing of periodic reports with the Securities and Exchange Commission, and the notification letter was issued because the Trust did not timely file its Form 10-K for the year ended December 31, 2015.

UDF IV has 60 calendar days, or until May 16, 2016, to submit to NASDAQ a plan to regain compliance with the NASDAQ Listing Rules. The Trust intends to submit a plan to regain compliance within the 60-day period. Trading in UDF IV’s stock has been suspended since February 18, 2016, and no assurance can be given regarding the resumption of regular trading of the Trust’s securities.

About United Development Funding IV

United Development Funding IV is a Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Contact:

Stacey Dwyer
United Development Funding IV
sdwyer@umth.com
Ph: 817-835-0650